Exhibit 20.30
ADDENDUM TO SERIES 2011 SECURED NOTE DUE JANUARY 1, 2013

This addendum, dated June 2, 2011 (the "Addendum") is made by and between ORGANIC PLANT HEALTH INC., a Nevada corporation with offices at 9206 Monroe Road, Charlotte, NC 28270 (the “Maker”), and Greentree Financial Group Inc., a Florida corporation, with offices at 7951 SW 6th Street, Suite 216, Plantation, FL  33324 (the "Holder").  This document is to be read in conjunction with the Series 2011 Secured Note due January 1, 2013 (the “Note”) executed by both parties on or about January 1, 2011.  This Addendum incorporates by reference and supplements the Note and the parties hereby agree to amend the Note as follows:

1.           Conversion Date

Section 6(b) Optional Conversion by Holder shall hereby be amended as follows:

Section 6.                      Conversion

(b)           Optional Conversion by Holder. All or any portion of the principal amount due and owing under this Note may be converted at the option of Holder into fully paid and non-assessable shares of Organic Plant Health, Inc. no sooner than December 31, 2011 upon three (3) days written notice. No optional conversion may be made if Holder is aware of, or if Maker notified Holder within 30 days of its conversion election, any event which would require a conversion under section 6(a) of the Note.

2.           All other terms and conditions under the Note shall remain unchanged and remain in full force and effect.

3.           All terms and conditions set forth under the Guaranty, dated January 1, 2011,  made by Organic Plant Health LLC, a North Carolina Limited Liability Corporation (the "Guarantor"), in favor of Greentree Financial Group Inc. (the "Lender"), in connection with the Note shall remain unchanged and remain in full force and effect.

4.           All terms and conditions set forth under the Pledge Agreement, dated January 1, 2011, made by Greentree Financial Group Inc. (the "Secured Party"), and by Organic Plant Health LLC, a North Carolina Limited Liability Corporation (the “Pledgor"), in connection with the Note shall remain unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the Maker and the Holder have caused this Addendum to be duly executed and delivered individually or by their officers thereunto duly authorized as of the date first written above.

ORGANIC PLANT HEALTH, INC. (“MAKER”) By: /s/ Billy Styles Name: Billy Styles Title: President	GREENTREE FINANCIAL GROUP, INC. (“HOLDER”) By: /s/ R. Chris Cottone Name: R. Chris Cottone Title: Vice President